Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Rockwell Collins, Inc. and subsidiaries (the “Company”) (which report on the consolidated financial statements expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s change as of the beginning of the fiscal 2007 in its measurement date for its defined benefit plans, and as of September 28, 2007 in its method of accounting for the funded status of its defined benefit plans) and the effectiveness of the Company’s internal control over financial reporting dated November 3, 2008, except for Note 24, as to which the date is November 25, 2008, appearing in the Annual Report on Form 10-K for the year ended October 3, 2008, and our reports dated June 24, 2009 appearing in the Annual Reports on Form 11-K of the Rockwell Collins Retirement Savings Plan and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees (collectively the “Plans”) for the year ended December 31, 2008.

We also consent to the reference to us under the heading "Experts” in the prospectus for the Plans, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
July 1, 2009